EXHIBIT 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President, Tax & Investor Relations
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP ANNOUNCES
UPCOMING SENIOR MANAGEMENT CHANGES

Berwyn, PA - January 21, 2014 - Triumph Group, Inc. (NYSE:TGI) today announced that M. David Kornblatt, Executive Vice President and Chief Financial Officer, will transition from that position next month to become the company’s Director of Corporate Development. He will be succeeded as Chief Financial Officer by Jeffrey L. McRae, currently President of Triumph Aerostructures - Vought Aircraft Division, upon formal election by the company’s board of directors, which is also expected to occur next month.

Mr. Kornblatt has served as Chief Financial Officer of Triumph since June 2007 and now seeks to reduce his duties to pursue other non-business interests while retaining an active role in the company. Upon becoming the company’s Director of Corporate Development, Mr. Kornblatt will focus his efforts on the company’s corporate acquisition and divestiture activities, support strategic initiatives and continue to lead the efforts to manage the company’s pension obligations, all of which he has to date handled in addition to his other duties as Chief Financial Officer.

Mr. McRae was chosen to succeed Mr. Kornblatt after a nationwide search. Most recently, Mr. McRae was named President of Triumph Aerostructures - Vought Aircraft Division in October, 2013, having previously served as President of Triumph Aerostructures - Vought Integrated Programs Division and Chief Financial Officer for Triumph Aerostructures - Vought Aircraft Division, a position he had assumed upon the completion of Triumph’s acquisition of Vought Aircraft Industries, Inc. in June 2010.  Prior to the acquisition, Mr. McRae had served as Vought’s Vice President of Business Operations.  Prior to joining Vought, Mr. McRae spent 20 years with BAE Systems (formerly United Defense) and its legacy companies, most recently as interim President and General Manager for the Armament Systems Division (ASD). During his career, he held a series of financial management positions, including Director of Finance for ASD, Chief Financial Officer for joint ventures in Turkey and Saudi Arabia, Director of a payroll and benefits shared services center, and Plant Controller for a production facility.  Mr. McRae earned his bachelor’s degree in accounting from Michigan State University and began his career with KPMG in Lansing, Michigan.

“Dave Kornblatt’s contributions to Triumph’s success over the past six and a half years have been significant,” said Jeffry D. Frisby, Triumph’s President and Chief Executive Officer. “Dave has played a key role in guiding the financial and corporate growth of the company from just under $1 billion a year in revenues to revenues exceeding $3.7 billion, with critical roles in the transformative and challenging acquisition of Vought Aircraft Industries in 2010 and the subsequent integration of Triumph and Vought. We are pleased that he will continue to work with

EXHIBIT 99.1

Triumph in the corporate development role, allowing us to continue to benefit from his input while providing him the opportunity he seeks to pursue other interests that the demanding role of CFO would not permit.”

Mr. Frisby continued, “At the same time, we feel very fortunate that Jeff McRae will succeed Dave. We conducted a comprehensive nationwide search for someone capable of filling this key position, but it became clear in time that we had the best candidate right under our roof in Jeff McRae. Since the acquisition of Vought, Jeff has repeatedly stepped up to new challenges with poise and competence, and we have every confidence he will do so again in his new role as Triumph’s Chief Financial Officer. We expect the net result will be a transition that will give Triumph the best of all worlds.”

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.
Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2013.